SUPPLEMENT dated July 9, 2002

(To Prospectus Supplement Dated June 26, 2002

to Prospectus Dated March 22, 2002)

$291,528,239 (Approximate)

Structured Asset Securities Corporation

Mortgage Pass-Through Certificates, Series 2002-13

___________

The table entitled “Pre-Tax Yield* to Maturity of the Class AP Certificates” set forth on  page S-75 of the prospectus supplement is deleted and replaced with the following:

Pre-Tax Yield* to Maturity of the Class AP Certificates
(Assumed Purchase Price Percentage of 65.00%)

	Percentage of CPR
	0%	15%	30%	45%	60%
Yield*	2.6%	9.7%	20.4%	34.4%	53.7%
Weighted Average Life in Years	17.6	5.5	2.7	1.7	1.1

___________

*

Corporate bond equivalent analysis

___________